Rule 424(b)(3)
                                                      Registration No. 333-73385


                              HCNB BANCORP, INC.

                 Prospectus Supplement dated August 27, 1999
                                      to
                       Prospectus dated April 30, 1999


      On August 27, 1999, HCNB Bancorp, Inc. (the "Company"), exercised its right to extend its offering of common stock, from 5:00 p.m. EST on August 31, 1999 to 5:00 p.m. EST on September 30, 1999. ACCORDINGLY, SUBSCRIPTIONS TO PURCHASE COMMON STOCK IN THE OFFERING WILL BE RECEIVED UNTIL 5:00 P.M. EST ON SEPTEMBER 30, 1999, UNLESS THE COMPANY SELLS ALL OF THE SHARES OFFERED BEFORE THAT DATE. As described in the Company's Prospectus dated April 30, 1999, the Company reserves the right to terminate the offering.